EXHIBIT 3.1



DEAN HELLER                                                Entity #
SECRETARY OF STATE                                         E0443592005-3
204 NORTH CARSON STREET, SUITE 1                           Document Number:
CARSON CITY, NEVADA 89701 -4299                            20060711185-31
(775) 684 5708
WEBSITE: SECRETARYOFSTATE.BIZ                              Date Filed:
                                                           11/2/2006 4:40:02 PM
                                                           In the office of
                                                           Dean Heller
     CERTIFICATE OF AMENDMENT                              Secretary of State
 (PURSUANT TO NRS 78.385 and 78.390)

           CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
           ------------------------------------------------------
                        FOR NEVADA PROFIT CORPORATIONS
                        ------------------------------
        (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.  NAME OF CORPORATION:

Claron Ventures, Inc.

2. THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS (PROVIDE ARTICLE NUMBERS, IF AVAILABLE):

Article IV of the Articles of Incorporation has been amended to read as follows:

"The total number of shares of stock that the Corporation shall have authority to issue is 760,000,000, consisting of 750,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock")."

The powers granted to the Board of Directors in connection with the issuance of Preferred Stock as provided in the Articles of Incorporation is not revised or amended by this Certificate of Amendment to Articles of Incorporation, and shall remain in full affect following the filing of this Certificate of Amendment.

Additionally, the Corporation shall effect a Twenty-Six for One (26:1) forward split of its outstanding common stock effective November 10, 2006 (the "Forward Split"), which Forward Split shall not affect the number of authorized shares of Common Stock and Preferred Stock of the Corporation as provided above.

3. THE VOTE BY WHICH THE STOCKHOLDERS HOLDING SHARES IN THE CORPORATION ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTING POWER, OR SUCH GREATER PROPORTION OF THE VOTING POWER AS MAY BE REQUIRED IN THE CASE OF A VOTE BY CLASSES OR SERIES, OR AS MAY BE REQUIRED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION HAVE VOTED IN FAVOR OF THE AMENDMENT IS: 86.6%

4.  EFFECTIVE DATE OF FILING (optional):    11/10/06
(must not be later than 90 days after the certificate is filed)

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5. OFFICER SIGNATURE (required):  /s/ Trevor Sali

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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